EXHIBIT 16.1




 Office of the Chief Accountant
 Securities and Exchange Commission
 450 Fifth Street, N.W.
 Washington, D.C. 20549

 June 18, 2002


 Dear Sir/Madam:

 We have read paragraphs 2, 3 and 4 of Item 4, included in the Form 8-K dated June 18, 2002 of Wausau-Mosinee Paper Corporation to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

 Very truly yours,



 ARTHUR ANDERSEN LLP